Exhibit 99.1

DIRECT METHANOL FUEL CELL CORPORATION
FEATURED IN MODERN PLASTICS MAGAZINE

PASADENA, CA.—October 31, 2006—VIASPACE Inc. (OTCBB: VSPC), a company that transforms proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions, announced today that its Direct Methanol Fuel Cell Corporation subsidiary was featured in an article on Business, Strategy & Markets in the October issue of Modern Plastics Worldwide magazine. Modern Plastics covers the global plastics industry and has been published continuously since 1925. Direct Methanol Fuel Cell Corporation produces disposable plastic methanol fuel cartridges for electronic devices such as notebook computers and mobile phones that are expected to be powered by fuel cells in the near future. The article discusses the fuel cell and fuel cartridge business and refers to DMFCC’s manufacturing partners; SEED Corp. in Japan, and Elentec and SMC in Korea. Since the article was written, DMFCC has also entered into a cartridge development and manufacturing agreement with Hyun Won in Korea.

Dr. Carl Kukkonen, CEO of both VIASPACE and Direct Methanol Fuel Cell Corporation, reports, “If the fuel cell market for portable electronics takes off as expected, billions of disposable plastic fuel cartridges will be sold every year. This represents a significant new opportunity for the plastics industry in general, and for our cartridge manufacturing partners in particular.”

About VIASPACE: Founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please see www.VIASPACE.com, or contact Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The risks are outlined in our periodic filings with the U.S. Securities and Exchange Commission, as well as general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which VIASPACE has little or no control.